Exhibit 99.4

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: William Hamilton
April 5, 2007	617-292-9689
william.hamilton@fhlbboston.com

CORNELIUS HURLEY APPOINTED TO
FEDERAL HOME LOAN BANK OF BOSTON BOARD OF DIRECTORS

BOSTON — Cornelius Hurley, director of the Morin Center for Banking and Financial Law at Boston University School of Law, has been appointed to the board of directors of the Federal Home Loan Bank of Boston (the Bank). Mr. Hurley will fill the remainder of a three-year term that began on January 1, 2006.

Mr. Hurley is responsible for oversight of the graduate program awarding a Master of Law in Banking and Financial Law, recruiting faculty, and teaching at the Boston University School of Law. He has worked extensively with community banks, and previously served as managing director of The Secura Group, establishing and managing the New England office of the Washington, D.C.-based bank consultancy. He is a former executive of Shawmut National Corporation.

Mr. Hurley holds an A.B. from the College of Holy Cross, a J.D. from Georgetown University Law Center, and a P.M.D. from Harvard Business School. He is active in community affairs and currently serves as a director of the YMCA of Greater Boston, and of Computershare Trust Company, N.A.

Mr. Hurley was one of six individuals named to appointed director vacancies on the Bank’s board of directors by the Federal Housing Finance Board, regulator of the Federal Home Loan Banks. He was selected from a slate of candidates submitted by the Bank’s board of directors.

The Federal Home Loan Bank of Boston (www.fhlbboston.com) is a cooperatively owned wholesale bank for the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600
 |    FAX: 617-292-9645  www.fhlbboston.com